News Release
Euronet Worldwide Headquarters 3500 College Boulevard Leawood, Kansas, 66211 USA 1-913-327-4200	Date: January 8, 2013

Euronet Worldwide Acquires Pure Commerce

LEAWOOD, Kansas - January 8, 2013 - Euronet Worldwide, Inc. (NASDAQ: EEFT), a leading global electronic payments provider and distributor, today announced the acquisition of Pure Commerce, a fast-growing provider of cloud-based financial and payment solutions to banks, acquirers and global retailers around the world. Pure Commerce is headquartered in Sydney, Australia, and provides a range of currency conversion payment and multi-currency acquiring services for point-of-sale terminals, online applications and ATMs in high foreign card volume locations primarily across Asia Pacific and Europe.

This acquisition allows Euronet to offer industry leading currency conversion and multi-currency acquiring products to global, local and online merchant acquirers, banks and retailers, and also extends Euronet's operating markets. Pure Commerce has developed patented, best-in-class point-of-sale processes and displays that provide consumers with more convenient, transparent transactions. Its product portfolio also increases retailer earnings potential through multi-currency sales capabilities for both over-the-counter and online sales. Pure Commerce customers include leading international banks, merchant acquirers and global merchants. Certain of these global merchants specialize in retail sales in duty free shops, offering brands such as Louis Vuitton, Prada, Hugo Boss and Chanel, among many others.

“Pure Commerce shares our goal of bringing payment convenience to consumers worldwide through products and services that complement our existing portfolio of value added payment solutions,” stated Michael J. Brown, Chairman and Chief Executive Officer of Euronet Worldwide. “Moreover, we believe the Pure Commerce products and services will bring exciting revenue sources to our existing customers in the three segments we operate, while Pure Commerce's strength in the Asia Pacific region will add value to our existing businesses.”

Pure Commerce's management team brings significant experience in the rapidly growing cloud-based on-demand financial payment and solutions market, and will continue to be managed by current CEO, Daniel Lavecky. The Pure Commerce management team produced approximately $15 million in revenue for 2012 which has grown at a compounded annual rate of approximately 30% over the last three years.

“I am very excited to join the Euronet group of companies,” said Lavecky. “The combined strength of Euronet and Pure Commerce should enable us to accelerate our growth in this expanding and exciting service category.”

Euronet expects the acquisition to contribute approximately three to four cents to Euronet's annual cash earnings per share in 2013.

About Euronet Worldwide, Inc.
Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, retailers, service providers and individual consumers. These services include comprehensive ATM, POS and card outsourcing services, card issuing and merchant acquiring services, software solutions, consumer money transfer and bill payment services, and electronic distribution for prepaid mobile phone time and other prepaid products.

Euronet's global payment network is extensive - including 17,370 ATMs, approximately 69,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 36 countries; card software solutions; a prepaid processing network of approximately 631,000 POS terminals at approximately 304,000 retailer locations in 29 countries; and a consumer-to-consumer money transfer network of approximately 170,000 locations serving 133 countries. With corporate headquarters in Leawood, Kansas, USA, and 47 worldwide offices, Euronet serves clients in approximately 150 countries. For more information, please visit the Company's website at www.euronetworldwide.com.

About Pure Commerce
Pure Commerce provides on-demand financial and payment solutions to banks, acquirers and multi-national corporates. Established in 1997, Pure Commerce has a proven track record of successfully developing and deploying many innovative payment solutions across the globe. The company's payment solutions provide clients with innovative ways to extend, deepen and retain relationships with their customers. Pure Commerce serves customers in Australia, New Zealand, Singapore, Korea, Philippines, Germany, Austria, France, Switzerland and Sweden. For more information please visit www.pure-commerce.com.

Statements contained in this news release that concern Euronet's or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: conditions in world financial markets and general economic conditions; technological developments affecting the market for the Company's products and services; foreign currency exchange fluctuations; the Company's ability to renew existing contracts at profitable rates; changes in fees payable for transactions performed for cards bearing international logos or over switching networks such as card transactions on ATMs; and changes in laws and regulations affecting the Company's business, including immigration laws. These risks and other risks are described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10- K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained via the SEC's Edgar website or by contacting the Company or the SEC. Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. The Company regularly posts important information to the investor relations section of its website.

For further information regarding this release, please contact:

Euronet Worldwide, Inc.
Stephanie Taylor
staylor@euronetworldwide.com
(913) 327-4200